Exhibit 99.4
OSI PHARMACEUTICALS, INC.
Policy Statement of the Board of Directors
          By the unanimous written consent of the Board of Directors of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), effective as of January 30, 2006, the Board of Directors adopted the following policy with respect to the approval of business acquisitions:
          1. The Company will not effect any Business Acquisition, as hereinafter defined, whether through (i) acquisition of stock, (ii) purchase of assets, (iii) merger or consolidation, or (iv) any similar transaction, unless such Business Acquisition shall have been approved by the stockholders of the Corporation at an annual meeting or special meeting of stockholders called for the purpose of acting on such Business Acquisition and at which a quorum is present. For this purpose, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum, and the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.
          2. For purposes of this policy, a Business Acquisition shall mean the acquisition of an operating business, where the purchase price (including cash, the fair market value of any shares of the Corporation’s capital stock and the fair market value of any other property) shall be in excess of 20% of the Corporation’s market capitalization, calculated on the date that the Corporation enters into a definitive agreement to acquire such operating business.